Exhibit 99.2

News Release

AMERIS BANCORP CLOSES $120 MILLION SUBORDINATED NOTES OFFERING

ATLANTA, Ga., December 6, 2019 / PRNewswire / -- Ameris Bancorp (Nasdaq: ABCB) (the “Company”), the parent holding company of Ameris Bank (the “Bank”), announced today the closing of its underwritten public offering of $120 million of its 4.25% fixed-to-floating rate subordinated notes due 2029 (the “Notes”). Sandler O’Neill + Partners, L.P. acted as the sole underwriter for the offering.

The Company expects to use the net proceeds of this offering to repay certain outstanding indebtedness and the remainder for general corporate purposes.

Additional Information Regarding the Offering

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy any securities of the Company nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of Notes was registered under the Securities Act of 1933, as amended, and issued under an effective registration statement on Form S-3 (File No. 333-216254) filed by the Company with the U.S. Securities and Exchange Commission (“SEC”). The offer and sale of the Notes was made only by means of a prospectus supplement and accompanying prospectus related to the offering. These documents are available at no charge by visiting the SEC's website at http://www.sec.gov or by contacting Sandler O’Neill + Partners, L.P., 1251 Avenue of the Americas, 6th Floor, New York, New York 10020, Attn: Syndicate Operations, Telephone Number: 1 (866) 805-4128.

About Ameris Bancorp

Ameris Bancorp is a bank holding company headquartered in Atlanta, Georgia. The Company's banking subsidiary, Ameris Bank, has 170 locations in Georgia, Alabama, Florida and South Carolina.

The Company’s common stock trades on the Nasdaq Global Select Market under the symbol “ABCB.”

Forward-Looking Statements

This news release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements and are referred to the Company’s periodic filings with the SEC for a summary of certain factors that may impact the Company’s results of operations and financial condition.

For more information contact:

Nicole S. Stokes

Executive Vice President and CFO

(404) 240-1514